Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-223919

PRICING TERM SHEET

April 3, 2018

General Mills, Inc.

$850,000,000 Floating Rate Notes due 2021

$400,000,000 Floating Rate Notes due 2023

$600,000,000 3.200% Notes due 2021

$850,000,000 3.700% Notes due 2023

$800,000,000 4.000% Notes due 2025

$1,400,000,000 4.200% Notes due 2028

$500,000,000 4.550% Notes due 2038

$650,000,000 4.700% Notes due 2048

Issuer:	General Mills, Inc.

Issuer Ratings*:	Baa2 / BBB (Moody’s / S&P)

Offering Format:	SEC Registered

Trade Date:	April 3, 2018

Settlement Date:

April 17, 2018

We expect to deliver the notes against payment for the notes on the tenth business day following the date of the pricing of the notes (“T+10”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next seven succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify alternative settlement arrangements to prevent a failed settlement.

Day Count Convention:	Fixed Rate Notes: 30 / 360 Floating Rate Notes: Actual / 360

Title:	Floating Rate Notes due 2021
Floating Rate Notes due 2023
3.200% Notes due 2021
3.700% Notes due 2023
4.000% Notes due 2025
4.200% Notes due 2028
4.550% Notes due 2038
4.700% Notes due 2048

Principal Amount:	2021 Floating Rate Notes: $850,000,000
2023 Floating Rate Notes: $400,000,000
2021 Notes: $600,000,000
2023 Notes: $850,000,000
2025 Notes: $800,000,000
2028 Notes: $1,400,000,000
2038 Notes: $500,000,000
2048 Notes: $650,000,000

Maturity Date:	2021 Floating Rate Notes: April 16, 2021
2023 Floating Rate Notes: October 17, 2023

2021 Notes: April 16, 2021
2023 Notes: October 17, 2023
2025 Notes: April 17, 2025
2028 Notes: April 17, 2028
2038 Notes: April 17, 2038
2048 Notes: April 17, 2048

Coupon (Interest Rate):	The 2021 Floating Rate Notes will bear interest at a floating rate equal to three-month LIBOR plus 54 basis points. The interest rate for the 2021 Floating Rate Notes for the initial interest period will be the three-month LIBOR plus 54 basis points, determined on April 13, 2018.

The 2023 Floating Rate Notes will bear interest at a floating rate equal to three-month LIBOR plus 101 basis points. The interest rate for the 2023 Floating Rate Notes for the initial interest period will be the three-month LIBOR plus 101 basis points, determined on April 13, 2018.

2021 Notes: 3.200%
2023 Notes: 3.700%
2025 Notes: 4.000%
2028 Notes: 4.200%
2038 Notes: 4.550%
2048 Notes: 4.700%

Price to Public:	2021 Floating Rate Notes: 100.000%
2023 Floating Rate Notes: 100.000%
2021 Notes: 99.986%
2023 Notes: 99.783%
2025 Notes: 99.903%
2028 Notes: 99.798%
2038 Notes: 99.844%
2048 Notes: 99.808%

Yield to Maturity:	2021 Floating Rate Notes: N/A
2023 Floating Rate Notes: N/A
2021 Notes: 3.205%
2023 Notes: 3.744%
2025 Notes: 4.016%
2028 Notes: 4.225%
2038 Notes: 4.562%
2048 Notes: 4.712%

Spread to Benchmark Treasury:	2021 Floating Rate Notes: N/A
2023 Floating Rate Notes: N/A
2021 Notes: +80 bps
2023 Notes: +115 bps
2025 Notes: +130 bps
2028 Notes: +145 bps
2038 Notes: +155 bps
2048 Notes: +170 bps

Benchmark Treasury:	2021 Floating Rate Notes: N/A
2023 Floating Rate Notes: N/A
2021 Notes: 2.375% due March 15, 2021
2023 Notes: 2.500% due March 31, 2023

2025 Notes: 2.625% due March 31, 2025
2028 Notes: 2.750% due February 15, 2028
2038 Notes: 2.750% due November 15, 2047
2048 Notes: 2.750% due November 15, 2047

Benchmark Treasury Price / Yield:	2021 Floating Rate Notes: N/A
2023 Floating Rate Notes: N/A
2021 Notes: 99-291/4 / 2.405%
2023 Notes: 99-18 / 2.594%
2025 Notes: 99-13+ / 2.716%
2028 Notes: 99-25 / 2.775%
2038 Notes: 94-28+ / 3.012%
2048 Notes: 94-28+ / 3.012%

Interest Payment Dates:	2021 Floating Rate Notes: Quarterly on each January 16, April 16, July 16 and October 16, commencing July 16, 2018
2023 Floating Rate Notes: Quarterly on each January 17, April 17, July 17 and October 17, commencing July 17, 2018
2021 Notes: Semi-annually on each April 16 and October 16, commencing October 16, 2018
2023 Notes: Semi-annually on each April 17 and October 17, commencing October 17, 2018
2025 Notes: Semi-annually on each April 17 and October 17, commencing October 17, 2018
2028 Notes: Semi-annually on each April 17 and October 17, commencing October 17, 2018
2038 Notes: Semi-annually on each April 17 and October 17, commencing October 17, 2018
2048 Notes: Semi-annually on each April 17 and October 17, commencing October 17, 2018

CUSIP / ISIN:	2021 Floating Rate Notes: 370334 CB8 / US370334CB82
2023 Floating Rate Notes: 370334 CC6 / US370334CC65
2021 Notes: 370334 CD4 / US370334CD49
2023 Notes: 370334 CE2 / US370334CE22
2025 Notes: 370334 CF9 / US370334CF96
2028 Notes: 370334 CG7 / US370334CG79
2038 Notes: 370334 CH5 / US370334CH52
2048 Notes: 370334 CJ1 / US370334CJ19

Optional Redemption Provisions:
Make-whole Redemption:	At any time in the case of the 2021 Notes, and at any time prior to September 17, 2023 (in the case of the 2023 Notes), February 17, 2025 (in the case of the 2025 Notes), January 17, 2028 (in the case of the 2028 Notes), October 17, 2037 (in the case of the 2038 Notes) and October 17, 2047 (in the case of the 2048 Notes), in whole or in part at any time at General Mills’ option at the redemption price equal to the respective make-whole amount described in the Prospectus, plus in each case accrued and unpaid interest to the redemption date.

Par Redemption:	At any time on or after September 17, 2023 (in the case of the 2023 Notes), February 17, 2025 (in the case of the 2025 Notes), January 17, 2028 (in the case of the 2028 Notes), October 17, 2037 (in the case of the 2038 Notes) and October 17, 2047 (in the case of the 2048 Notes), at a redemption price of 100% of the principal amount plus accrued and unpaid interest to the redemption date.

Special Mandatory Redemption:	If (i) the closing of the merger pursuant to the Agreement and Plan of Merger with Blue Buffalo Pet Products, Inc., dated February 22, 2018 (the “Merger Agreement”), has not occurred on or prior to August 22, 2018, or (ii) prior to August 22, 2018, the Merger Agreement is terminated, the Issuer will be obligated to redeem all of the 2021 Floating Rate Notes, the 2023 Floating Rate Notes, the 2021 Notes, the 2023 Notes, the 2025 Notes, the 2038 Notes and the 2048 Notes (the “Special Mandatory Redemption Notes”) on the special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the applicable Special Mandatory Redemption Notes, plus accrued and unpaid interest to, but excluding, the special mandatory redemption date. The 2028 Notes are not subject to the special mandatory redemption and General Mills expects the 2028 Notes to remain outstanding even if it does not consummate the Merger.

Change of Control Offer to Purchase:	If a change of control triggering event occurs, General Mills will be required to make an offer to purchase the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase.

Joint Book-Running Managers:	Goldman Sachs & Co. LLC Barclays Capital Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Senior Co-Managers:	BNP Paribas Securities Corp. Credit Suisse Securities (USA) LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers:	MUFG Securities Americas Inc. SG Americas Securities, LLC TD Securities (USA) LLC HSBC Securities (USA) Inc. SMBC Nikko Securities America, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting: Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, New York 10282, or by calling 1-866-471-2526, facsimile: 212-902-9316 or emailing prospectus-ny@ny.email.gs.com; Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling 1-888-603-5847 or emailing barclaysprospectus@broadridge.com; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling 1-800-831-9146 or emailing prospectus@citi.com; Deutsche Bank Securities Inc., attention: Prospectus Group, 60 Wall Street, New York, New York 10005-2836, or by calling 1-800-503-4611 or emailing prospectus.cpdg@db.com; Merrill Lynch, Pierce, Fenner & Smith Incorporated, Attention:

Prospectus Department, NC1-004-03-43 200 North College Street, 3rd floor, Charlotte, North Carolina 28255-0001, or by calling 1-800-294-1322 or emailing dg.prospectus_requests@baml.com; or Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014, or by calling 1-866-718-1649 or emailing prospectus@morganstanley.com.

This pricing term sheet supplements the preliminary form of Prospectus Supplement issued by General Mills, Inc. on April 3, 2018 relating to its Prospectus dated March 26, 2018.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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